Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 13th day of November, 2009, by and between Omthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Gerald Wisler (the “Executive”).

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Employment.  The Company hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth.

2.             Employment Period.  Subject to the provisions of Section 8 hereof, this Agreement shall be terminable for any reason by either party on six (6) months written notice.  The term of the Executive’s employment hereunder shall continue until this Agreement is terminated as provided below, and is hereinafter referred to as the “Employment Period.”

3.             Compensation.  For performance of all services rendered under this Agreement, the Company shall pay the Executive a base salary at an annual rate of $350,000 (the “Base Salary”) in installments payable in accordance with the Company’s customary payroll practices but no less frequently than once each month.  The Executive shall also be eligible for a merit bonus in such amount and payable at such time or times as the Board of Directors of the Company (the “Board”) may in its sole discretion determine.  The Executive has a target bonus opportunity of forty percent (40%) of the Base Salary, assuming achievement of a series of mutually agreed upon performance milestones set each fiscal year.  The actual amount, if any, shall be determined by the Board in its sole discretion.  The Executive shall receive a performance review on an annual basis, which will include a determination of potential adjustment of the Executive’s Base Salary, along with an assessment of the afore-mentioned merit bonus.  Nothing herein should be interpreted as a guarantee of a salary increase or merit bonus.  The Company shall pay any cash bonuses that the Executive receives by March 1 5th of the following year.

4.             Duties.  The Executive shall be employed as an executive of the Company, and shall have such duties as are assigned or delegated to him by the Board or its designee.  The Executive shall devote his entire working time, attention and energy exclusively to the business of the Company and shall cooperate fully with the Board in the advancement of the best interests of the Company.  The Executive agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement.  The Executive agrees that the Executive will not serve as a director or the equivalent position of any company or entity, and will not render services of a business, professional or commercial nature to any other person or firm, except for not-for-profit entities, without the prior written consent of the Board, which consent shall not be unreasonably withheld, provided that the Executive may continue to serve as a director of Ampla Pharmaceuticals.  If elected as a director of the Company, the Executive agrees to fulfill the duties of such offices without additional compensation.

5.             Expenses.  Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

6.             Employee Benefits; Vacations.  The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other similarly situated executive officers of the Company.  The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion.  The Executive shall be entitled to paid vacations of twenty-five (25) days per year in accordance with the policies of the Company in effect from time to time, as determined by the Board.

7.             Taxation of Payments and Benefits.  The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

8.             Termination.  The Executive’s employment relationship with the Company is at-will.  Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause (as such term is defined in Section 14 below) on advance notice as provided herein or with immediate effect if the termination is for Cause.  Upon termination of the Executive’s employment, the Executive will be entitled to any earned but unpaid Base Salary as well as the following additional benefits:

(a)           Subject to compliance with Section 8(f), before a Change of Control, in the event that the Executive’s employment is terminated by the Company for reasons other than Cause (as such term is defined in Section 14 below) or in the event the Executive resigns his employment for Good Reason (as defined in Section 14 below), the Executive will be provided a severance package with continuation of salary and benefits.  The salary continuation will be paid out in substantially equal installments in accordance with the Company’s payroll practice over a period of twelve (12) months from the date of notice of termination, beginning on the first payroll date that occurs 55 days from the date of termination.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.  Any bonus that has been previously granted but not paid to Executive will be paid in a lump sum within 30 days after the 55th day after the date of termination.

(b)           In the event that the Executive’s employment is terminated for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to a severance package.

(c)           Subject to compliance with Section 8(f), in the event that the Executive’s employment is terminated by reason of his death or Disability (as such term is defined in Section 14 below) the Executive will be provided a severance package with continuation of salary and benefits.  The salary continuation will be paid in substantially equal installments in accordance with the Company’s payroll practice over a period of six (6) months, beginning on the date of death or Disability, beginning on the first payroll date that occurs 55 days from the date of termination.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.  Any bonus that has been previously granted but not paid to Executive will be paid in a lump sum within 30 days after the 55th day after the date of termination.

(d)           Subject to compliance with Section 8(f), concurrently with or after a Change of Control, in the event that the Executive’s employment is terminated by the Company for reasons other than Cause (as such term is defined in Section 14 below) or in the event the Executive resigns his employment for Good Reason (as defined in Section 14 below), the Executive will be (i) provided a severance package with continuation of salary and benefits for the longer of (A) a period of two years from the consummation of a Change of Control and (B) twelve (12) months from the date of termination and (ii) entitled to continuing health care benefits until the later of his death or the death of his spouse.  The salary continuation will be paid out in substantially equal installments in accordance with the Company’s payroll practice over the time period in clause (A) or (B) as applicable stated above, beginning on the first payroll date that occurs 55 days from the date of termination.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.  Any bonus that has been previously granted but not paid to Executive will be paid in a lump sum within 30 days after the 55th day after the date of termination.

(e)           Notwithstanding any termination of the Executive’s employment for any reason (with or without Cause or Good Reason), the Executive will continue to be bound by the provisions of the Confidentiality Agreement (as defined below).

(f)            All payments and benefits provided pursuant to Sections 8(a), (c) (for Disability but not death) and (d) shall be conditioned upon the Executive’s execution and non-revocation of a general release substantially in the form attached hereto as Exhibit A at the time of termination.  The Executive’s refusal to execute a general release shall constitute a waiver by the Executive of any and all benefits referenced in Sections 8(a), (c) and (d).  The Company will not be obligated to commence or continue any such payments to the Executive under Sections 8(a), (c) and (d) in the event the Executive materially breaches the terms of this Agreement or the Confidentiality Agreement (as defined below).

9.             Confidentiality, Non-Competition and Invention Assignment Agreement.  The Company considers the protection of its confidential information and proprietary materials to be very important.  Therefore, as a condition of the Executive’s employment, the Executive will be required to execute a standard confidentiality, non-competition and invention assignment agreement substantially in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) on the date hereof.

10.          Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information (as defined in the Confidentiality Agreement), which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Company all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.

11.          Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  Notwithstanding the foregoing, the Executive’s obligations under this Section 11 shall not apply in the event of any dispute, claim or action between the Executive and the Company.

12.          Cooperation with the Company after Termination.  Following termination of this Agreement for any reason (with or without Cause), the Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive’s services under this Agreement and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by the Executive for the benefit of the Company under this Agreement.  The Executive agrees not attend the premises of the Company during any period following any notice of termination should the Board of Directors so request.

13.          No Conflict.  The Executive hereby represents and warrants to the Company that (a) this Agreement constitutes the Executive’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) during the Employment Period, he will not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder.

14.          Definitions.

(a)           The term “Cause” shall mean (i) the Executive’s intentional, willful or knowing failure or refusal to perform the Executive’s duties (other than as a result of physical or mental illness, accident or injury) or any other material breach of this Agreement by the Executive; (ii) dishonesty, willful or gross misconduct, or illegal conduct by the Executive in connection with the Executive’s employment with the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); and (iv) a material breach by the Executive of the Confidentiality Agreement; provided, however, in the case of clauses (i) and (iv) above, the Company shall be required to give the Executive fifteen (15) calendar days prior written notice of its intention to terminate the Executive for Cause and the Executive shall have the opportunity during such fifteen (15) day period to cure such event if such event is capable of being cured; provided, further, that in the event that the Executive terminates his employment with the Company during such fifteen (15) day period for any reason, such termination shall be considered a termination for Cause.

(b)           The term “Change of Control” shall mean, in one or a series of related transactions, (1) the sale or other disposition of all or substantially all of the assets of the Company, (2) the sale or other disposition of all of the issued and outstanding stock of the Company, or (3) the merger or consolidation of the Company with or into another entity in which all of the issued and outstanding stock of the Company is converted into or exchanged for cash, securities of another entity, or other property; provided, in each case, that the stockholders of the Company immediately before such transaction do not, immediately thereafter, beneficially own (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) a majority of the outstanding equity of the entity that acquires the Company’s assets or stock or of the surviving or resulting entity in such a merger or consolidation.

(c)           The term “Disability” shall mean if the Executive is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 consecutive days or longer, or for an aggregate of 90 days during any twelve-month period.

(d)           The term “Good Reason” shall mean (i) any material adverse change in the Executive’s title or any material diminution in the Executive’s authority or responsibilities taken as a whole, (ii) any material reduction of the Executive’s base salary, other than pursuant to an across-the-board reduction in the compensation of all senior management of the Company; provided that such reduction is proportionately equal among all such members of senior management, (iii) any material breach by the Company of its obligations under this Agreement, and (iv) a change without the Executive’s consent in the principal location of the Executive’s office to an office that outside of the state of New Jersey, Pennsylvania or the New York City metropolitan area, such consent not to be unreasonably withheld; provided that in any case the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason within thirty (30) days after the occurrence of the event that the Executive believes would constitute Good Reason, give the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company.

(e)           The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

15.          Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)           The determination of whether and when a separation from service has occurred shall be made by the Company in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

16.          Successors and Assigns; Entire Agreement; No Assignment.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributes and personal representatives.  This Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements or understandings with respect thereto.  The Executive may not assign this Agreement without the prior written consent of the Company.

17.          Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:	5 Forest View Drive
Gladstone, New Jersey 07934
Attn: CEO

If to the Executive:	Gerald Wisler

With a copy to:	The Law Office of Peter J. Weidman
600 W. Germantown Pike, Suite 400

Plymouth Meeting, Pennsylvania 19462
Attn: Peter J. Weidman

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

18.          Changes; No Waiver; Remedies Cumulative.  The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto.  Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its or his rights hereunder with respect to other violations of this or any other agreement.  No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

19.          Governing Law; Jurisdiction.  This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the State of New Jersey, without regard to the conflicts of law principles.  Each party hereby submits himself and itself, for the sole purpose of this Agreement, the Confidentiality Agreement, and any controversy arising hereunder and thereunder, to the exclusive jurisdiction of the state and Federal courts located in the State of New Jersey, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such court in the State of New Jersey.  Each party hereby agrees that service of process may be served on him or it by certified mail, return receipt requested, or overnight courier, sent to address of such entity listed in Section 17 above (or such other address as any such party notifies the others thereof by written notice).  THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHTS TO HAVE A JURY TRIAL.

20.          Severability.  The Executive and the Company agree that should any provision of this Agreement be judicially determined invalid or unenforceable, that portion of this Agreement may be modified to comply with the law.  The Executive and the Company further agree that the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its remaining provisions.

21.          Execution of Other Agreements.  The Confidentiality Agreement is hereby incorporated into this Agreement in its entirety and is made an integral part of this Agreement.

22.          Headings; Counterparts.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.

23.          Due Diligence.  This Agreement shall be subject to and contingent upon the satisfactory results of the Company’s due diligence, such as a medical examination, satisfactory reference, background and education verification.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

OMTHERA PHARMACEUTICALS, INC.

By:	/s/ Michael Davidson
Chief Medical Officer

EXECUTIVE:

/s/ Gerald Wisler
Gerald Wisler

EXHIBIT A

GENERAL RELEASE OF CLAIMS

For and in consideration of the payments and other benefits described in the Employment Agreement dated as of                         , 2008 (the “Agreement”) by and among Omthera Pharmaceuticals, Inc. (the “Company”), and Gerald Wisler (the “Employee”) and for other good and valuable consideration, the Employee hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to the Employee’s employment with the Company, the Employee’s separation from employment with the Company or derivative of the Employee’s employment, which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this General Release of claims.  Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974 as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any-other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on the Employee’s employment by and the termination of the Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

It is understood that this General Release of Claims is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

The Employee understands that the consideration provided to him under the terms of the Agreement or otherwise does not constitute any admission by the Company that it has violated any law or legal obligation.

The Employee agrees, to the fullest extent permitted by law, that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of his signature.  The Employee represents and warrants that he has not done so as of the effective date of this General Release of Claims.  Notwithstanding the foregoing agreement, representation and warranty, if the Employee violates any of the provisions of this paragraph, the Employee agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation.  This paragraph is not intended to preclude the Employee from (1) enforcing the terms of the Agreement; (2) challenging the knowing and voluntary nature of this General Release of Claims; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

The Employee further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims he has waived.

The Employee acknowledges and agrees that the Employee has read this General Release of Claims carefully, and acknowledges that he has been given at least twenty one (21) days from the date of receipt of this General Release of Claims to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this General Release of Claims.  The Employee fully understands that, by signing below, the Employee is voluntarily giving up any right which the Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  The terms of this General Release of Claims shall not become effective or enforceable until eight (8) days following the date of its execution by the Employee, during which time the Employee may revoke the Agreement.  The Employee may revoke the Agreement by notifying the Company in writing (to the attention of the President and Chief Executive Officer).  For the Employee’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day after the Employee signs this General Release of Claims.  The terms of this offer to provide the payments and other benefits described in Section 8(a) of the Agreement will expire if not accepted during the twenty one (21) day review period.

The Employee agrees to keep confidential all information contained in this General Release of Claims and relating to this General Release of Claims, except (1) to the extent the Company consents in writing to such disclosure; (2) if the Employee is required by process of law to make such disclosure and the Employee promptly notifies the Company of his receipt of such process; or (3) because the Employee must disclose certain terms on a confidential basis to his financial consultant, attorney or spouse.

This General Release of Claims shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws.

If any clause of this General Release of Claims should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release of Claims.

This General Release of Claims is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties.  The parties have executed this General Release of Claims with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

By signing this General Release of claims, the Employee acknowledges that: (1) he has read this General Release of Claims completely; (2) he has had an opportunity to consider the terms of this General Release of Claims; (3) he has had the opportunity to consult with an attorney of his choosing prior to executing this General Release of Claims to explain this General Release of Claims and its consequences; (4) he knows that he is giving up important legal rights by signing this General Release of Claims; (5) he has not relied on any representation or statement not set forth in this General Release of Claims; (6) he understands and means everything that he has said in this General Release of Claims, and he agrees to all its terms; and (7) he has signed this General Release of Claims voluntarily and entirely of his own free will.

Date	Gerald Wisler

Date	Omthera Pharmaceuticals, Inc.

EXHIBIT B

CONFIDENTIALITY AGREEMENT

OMTHERA PHARMACEUTICALS, INC.

Employee Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Omthera Pharmaceuticals, Inc. (the “Company”), I agree as follows:

1.                                      Proprietary Information.  I agree that all information, whether or not in writing, and whether or not disclosed before or after I was first employed by the Company, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes, without limitation, (i) information received in confidence by the Company from its customers or suppliers or other third parties and (ii) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2.                                      Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                                      Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information.  I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4.                                      Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                                      Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in and to all Developments that (a) relate to therapies targeted at disorders caused by dyslipidemia; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process, machine or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.                                      Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.                                      Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments, as well as all other patent rights, trademarks, copyrights and other Intellectual Property Rights in all countries and territories worldwide owned by or licensed to the Company.  I will sign, both during and after the term of this Agreement,  all papers, including without limitation copyright applications, patent applications,

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declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8.                                      Non-Competition and Non-Solicitation.  In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.  In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason.  I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.                                      Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                               Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                               Remedies Upon Breach.  I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

12.                               Use of Voice, Image and Likeness.  I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.                               Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.  To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive

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statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.                               No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.                               Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16.                               Exit Interview.  If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement.  For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17.                               Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

18.                               Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

19.                               Entire Agreement.  This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter.  No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company.  Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions.  In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement will prevail.

20.                               Interpretation.  This Agreement will be deemed to be made and entered into in the State of New Jersey, and will in all respects be interpreted, enforced and governed under the laws of the State of New Jersey.  I hereby agree to consent to personal jurisdiction of the state and federal courts situated within New Jersey for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

[End of Text]

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
(Employee’s full name)

Type or print name:
Social Security Number:	Date:

EXHIBIT A

To:                                                                         Omthera Pharmaceuticals, Inc.

From:

Date:

SUBJECT:                                 Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below: